Exhibit 10.2

Addendum No. 7 to the Executive Employment Agreement with Sau Kuen Yu

This Addendum No. 7 to Executive Employment Agreement (this “Addendum No. 7”) dated as of May 15, 2026 (the “Addendum Date”) is entered into by and between Hour Loop, Inc., a Delaware corporation (the “Company”), and Sau Kuen Yu (the “Executive”). The Company and Executive may collectively be referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties are the parties to certain Executive Employment Agreement dated as of May 27, 2021, as amended (the “Agreement”), and the Agreement requires that, for fiscal years following the Company’s 2021 fiscal year, the bonus targets and future bonus plans shall be determined by the Board (as defined in the Agreement) and communicated to Executive, and shall be memorialized in writing by an addendum to the Agreement executed by Executive and an authorized officer of the Company;

WHEREAS, the Parties previously entered into Addendum No. 6 to the Agreement (“Addendum No. 6”) setting forth bonus targets and payments with respect to the 2026 fiscal year; and

WHEREAS, the Parties now desire to revise the bonus targets and payments with respect to the 2026 fiscal year as set forth herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.	Guaranteed Bonus.

On December 22, 2026, the Executive shall be entitled to receive a guaranteed bonus of $100,000 (the “Guaranteed Bonus”).

2.	Target Bonus.

(a)	The Board has determined, and the Parties hereby agree, that for the Company’s 2026 fiscal year, the Executive’s bonus targets (the “Target Bonus”) and payments shall be as follows:

(i)	If the Company grows its net profits (excluding taxes and executives’ bonuses) to at least $1,000,000 during the 2026 fiscal year, the Executive will receive a bonus equal to 50% of Base Salary (as defined in the Agreement).

(ii)	If the Company grows its net profits (excluding taxes and executives’ bonuses) to at least $2,000,000 during the 2026 fiscal year, the Executive will receive a bonus equal to 100% of Base Salary.

(b)	The satisfaction of the conditions set forth in Section 2(a)(i) and Section 2(a)(ii) shall be determined at the end of the 2026 fiscal year, and, for the avoidance of doubt, only one of the bonus amounts, if at all, as set forth in Section 2(a)(i) and Section 2(a)(ii) shall be payable.

(c)	For the avoidance of doubt, the Target Bonus is in addition to the Guaranteed Bonus.

3.	Miscellaneous. This Addendum No. 7 shall constitute a part of, and shall be deemed included in, the Agreement, and the Agreement and this Addendum No. 7 shall be interpreted and enforced as one combined agreement. Other than as addended herein, the Agreement shall remain in full force and effect.

This Addendum No. 7 may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

IN WITNESS WHEREOF, the Parties have executed this Addendum No. 7 as of the Addendum Date.

Hour Loop, Inc.

/s/ Sam Lai
Name:	Sam Lai
Title:	Chief Executive Officer

Executive

/s/ Sau Kuen Yu
Name:	Sau Kuen Yu